Exhibit 99.1

Case Name: Interstate Bakeries
Corporation & All Subsidiaries		Case No: 04-45814-jwv-11

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of April 7, 2007

REVENUE
Gross Income			$229,189,101
Less Cost of Goods Sold			111,647,082
Ingredients, Packaging & Outside Purchasing	$56,889,304
Direct & Indirect Labor	41,935,970
Overhead & Production Administration	12,821,808
Gross Profit			117,542,019

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	53,683,275
Advertising and Marketing	3,097,164
Insurance (Property, Casualty, & Medical)	12,107,063
Payroll Taxes	4,574,115
Lease and Rent	2,956,873
Telephone and Utilities	1,623,663
Corporate Expense (Including Salaries)	6,088,600
Other Expenses	30,565,076	(i)
Total Operating Expenses			114,695,829
EBITDA			2,846,190
Restructuring & Reorganization Charges	2,082,978	(ii)
Depreciation and Amortization	5,554,465
Abandonment	68,442
Other( Income)/Expense	22,915
Gain/Loss Sale of Prop	-
Interest Expense	3,647,024
Operating Income (Loss)			(8,529,634)
Income Tax Expense (Benefit)	(298,537)
Net Income (Loss)			$(8,231,097)

CURRENT ASSETS
Accounts Receivable at end of period			$145,096,423
Increase (Decrease) in Accounts Receivable for period			(1,456,489)
Inventory at end of period			67,201,006
Increase (Decrease) in Inventory for period			109,294
Cash at end of period			69,576,351
Increase (Decrease) in Cash for period			(1,331,096)
Restricted Cash			8,828,893	(iii)
Increase (Decrease) in Restricted Cash for period			-

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			(957,177)
Increase (Decrease) Liabilities Subject to Compromise			(180,224)
Taxes payable:
Federal Payroll Taxes	$5,711,711
State/Local Payroll Taxes	7,858,312
State Sales Taxes	755,968
Real Estate and
Personal Property Taxes	8,612,304
Other (see attached supplemental schedule)	4,243,097
Total Taxes Payable			27,181,392

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
April 7, 2007

Description	Amount

Use Tax	$706,416
Accr. Franchise Tax	1,572,632
Other Taxes	1,964,049

Total Other Taxes Payable	$4,243,097

11th period
(i) Other Expenses included the following items:
Employee benefit costs	13,504,632
Facility costs (excluding lease expense)	1,737,576
Distribution/transportation costs	12,370,807
Local promotional costs	907,008
Miscellaneous	2,045,053
$30,565,076

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	(49,039)
Asset impairments	0
Other	106,810
Reorganization expenses
Professional fees	2,023,496
Interest income	(1,746)
Adjustments to lease rejection expense	(37,878)
KERP & restructuring bonus plans	41,335
(Gain)/loss on sale of assets	0
$2,082,978

(iii) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

Note: Capital expenditures for the period totaled approximately $2.2 million.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION

CONSOLIDATED MONTHLY OPERATING REPORT

DATED AS OF APRIL 7, 2007

1.

This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended April 7, 2007 and balances of and period changes in certain of the Company’s accounts as of April 7, 2007, is unaudited and subject to year-end adjustment prior to the filing of the Company’s fiscal 2007 Annual Report on Form 10-K with the Securities and Exchange Commission (SEC). This MOR should be read in conjunction with the Company’s third quarter 2007 Form 10-Q that was filed with the SEC on April 18, 2007. This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.

This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future. This MOR does not include certain quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its quarterly and annual financial statements with the SEC.

Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year. Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s SEC filings.

3.

This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP). This MOR does not include certain financials statements and explanatory footnotes, including disclosures required under GAAP.

4.

As of April 7, 2007 the Company had not borrowed under its $200 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves. The credit facility was utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs. As of April 7, 2007 there were $109.1 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $90.9 million as of April 7, 2007. In addition to the borrowing base formula, each borrowing under the debtor-in-possession credit facility is subject to its terms and conditions, including the absence of an event of default thereunder. (See Note 8 to the Company’s financials statements included in the fiscal 2007 third quarter Form 10-Q for additional information.)

5.

The Company filed with the SEC its fiscal 2006 annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the third fiscal quarter of 2007 on December 21, 2006 and April 18, 2007, respectively. The financial reports noted herein and filed with the SEC should be read together and concurrently with this MOR for a comprehensive description of our current financial condition and operating results.